UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Civeo Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing party:
	4)	Date Filed:

June 5, 2020

Dear Shareholders,

We, the members of the compensation committee of the board of directors of Civeo Corporation (the “Company” or “Civeo”), believe it may assist shareholders in understanding the Company’s compensation philosophy to offer additional information regarding changes that have been made to our compensation program in recent weeks. We also would like to inform our shareholders of a reduction in the number of additional shares for which we are seeking shareholder approval under our 2014 Equity Participation Plan. This information should be considered supplemental to the information in the Company’s 2020 proxy statement, filed with the SEC on April 13, 2020 and amended on April 22, 2020 and on May 5, 2020 (as amended, the “Proxy Statement”). This additional information supports Proposal No. 3 in the Proxy Statement regarding the advisory approval of the compensation of the Company’s named executive officers (“Proposal No. 3 - The Say-on-Pay Proposal”) and Proposal No. 4, approval of an amendment to the 2014 Equity Participation Plan of the Company (the “EPP”) (“Proposal No. 4 - Amended EPP”).

The Company continues to focus on generating cash flow and reducing its overall leverage. As such, in 2021, the Company will alter its performance goals utilized under the Company’s Annual Incentive Compensation Plan (“AICP”). In the Proxy Statement, we disclosed the financial and safety metrics applied under our 2019 AICP. Historically, the financial metric for AICP has been EBITDA. The Company continues to believe that EBITDA is an appropriate financial metric for Civeo as it is a commonly used financial measure for valuation and benchmarking in the oilfield services industry and it is closely correlated with cash flow from operations. Historically, the primary differences between EBITDA and cash flow from operations are interest expense, changes in working capital and non-cash stock compensation. In 2021, however, the Company will use cash flow from operations as the financial metric under the AICP given the Company’s current focus on generating cash flow. Historically, the target AICP for the Company’s CEO and CFO was weighted 80% to EBITDA and 20% to safety. In 2021, this weighting will be changed 80% to cash flow from operations and 20% to safety. The performance goals for the Company’s other NEOs will also be similarly revised to include a cash flow metric.

Furthermore, we want to emphasize the following decisions that we believe will further align and directly link our executive compensation program with the Company’s performance and will be in the best interests of the Company’s shareholders:

•
With future equity grants, the Compensation Committee has committed to cap all future performance shares at 100% payout (Target) if Civeo's total shareholder return over the performance period is negative, irrespective of relative performance.

•
Also, the Compensation Committee has committed that all future performance share grants will require relative total shareholder return (“RTSR”) at the 55th percentile to achieve a target payout. In previous performance share grants, RTSR at only the 50th percentile was required for target payout.

•
In addition to requiring executives to maintain minimum share ownership levels (as disclosed on page 19 of the Proxy Statement), the compensation committee has also adopted a holding period requirement subsequent to vesting of Civeo shares granted as long-term compensation for NEOs. NEOs must hold at least 50% of the net vested Civeo shares (after reduction for tax withholding) for twelve months subsequent to the date of vesting.

We and the Company’s board of directors remain committed to an executive compensation program that supports our strategic objectives and aligns with our shareholders’ interests.

We ask for your support at our 2020 annual meeting of shareholders and your vote “FOR” Proposal No. 3 - The Say-on-Pay Proposal.

Earlier in 2020, the Company’s board of directors approved an amendment to increase the number of shares reserved for issuance under the EPP. In the Proxy Statement filed on April 14, 2020, that increase of 13,000,000 shares was submitted to shareholders for their approval. Also in the Proxy Statement, the Company disclosed that, given the currently low Civeo share price, non-employee directors would be receiving part of their annual retainers in cash, instead of Civeo common shares, to limit dilution at the current share price. Additionally, in a further attempt to limit dilution, the Company has committed not to issue Civeo common shares to employees and directors in 2020. However, the purpose of the EPP is to provide additional incentives for employees, directors and consultants of the Company to further the growth, development and financial success of Civeo by personally benefiting from such growth, development and financial success through equity ownership. As a result, to balance the need to compensate and incentivize employees with concerns regarding dilution, the Company’s board of directors has revised its approved increase in the shares available for issuance under the EPP, and the Company’s corresponding request for shareholder approval of such EPP amendment, to increase the number of shares available for issuance thereunder by 10,000,000 shares (down from 13,000,000 shares), subject to adjustment in accordance with the terms of the EPP. The proposed amendment to the EPP only increases the number of shares which may be issued pursuant to awards thereunder from 18,700,000 to 28,700,000. In all other respects, the terms of the EPP remain unchanged.

We ask for your support at our 2020 annual meeting of shareholders and your vote “FOR” the revised Proposal No. 4 - Approval of an Amendment to the 2014 Equity Participation Plan.

In order to continue an open dialogue with shareholders regarding the balance sheet and financing of the Company, the Board shall establish a new, non-binding advisory committee of selected shareholders (the “Shareholder Committee”) to provide shareholder input and feedback with respect to the Company’s efforts to efficiently manage its balance sheet including opportunities to (i) enhance the strength of the balance sheet, (ii) extend the maturity of the Company’s current credit facility or (iii) refinance the credit facility. For the avoidance of doubt, the Board shall make final determinations with respect to any matters addressed by, and recommendations of, the Shareholder Committee, provided, that the Board shall consider the recommendations of the Shareholder Committee and shall not disband the Shareholder Committee prior to six months from the date of the Company’s 2020 annual general meeting of shareholders. The Company’s Chairman and members of the Company’s existing Finance and Investment Committee will be the Company’s representatives on the Shareholder Committee, and the Finance and Investment Committee will appoint shareholder members of the Shareholder Committee in its sole discretion.

The compensation committee of the board of directors:
Martin A. Lambert, Chairperson
C. Ronald Blankenship
Constance B. Moore